COMPUMED, INC.
          FORM 10-KSB FOR THE PERIOD ENDED SEPTEMBER 30, 1997

          EXHIBIT 23 - CONSENT OF INDEPENDENT AUDITORS



          Consent of Independent Auditors


          We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 33-57896 and Form S-3 No. 33-4837) and each related Prospectus pertaining to the 1982 Stock Option Plan, 1992 Stock Option Plan, Non-Qualified Stock Option Plan Agreements and Consultant Agreement and the registration of 960,000 shares of common stock of CompuMed, Inc., of our report dated November 7, 1997, except for Note 1 as to which the date is December 24, 1997 with respect to the consolidated financial statements of CompuMed, Inc. and subsidiaries included in its Annual Report (Form 10-KSB) for the year ended September 30, 1997, filed with the Securities and Exchange Commission.



                                                       Ernst & Young LLP



          Los Angeles, California
          December  24, 1997